Exhibit 99.1

Lake Victoria Mining Company, Inc. Completes Definitive Option Agreement — Kalemela Gold Project Now Exceeds 260 Sq. Km. in the world famous Lake Victoria Greenstone Belt, Tanzania

GOLDEN, COLORADO -- November 19, 2008 – Lake Victoria Mining Company (OTCBB: LVCA) is pleased to announce that, further to its news release dated November 11, 2008, it has signed a definitive Option Agreement (the “Option”) with Geo Can Resources Company Ltd. ("Geo Can") for two licenses in its Kalemela Gold Project in the United Republic of Tanzania. The “Option” will permit Lake Victoria Mining Company, Inc. (“LVCA”) to acquire up to a 60% interest in the Kalemela gold prospecting licenses that when combined with their existing license will total approximately 64,700 acres (260 sq. km.) (the "Property"), incorporating 3 separate licenses (the "Licenses").

The newly optioned licenses lie along geologic trends recently identified by ground magnetic studies and anomalous gold assays in soil samples on the Company’s existing prospecting license. Lake Victoria Mining Company President, Dr. Roger Newell shared that “with these new acquisitions we are anxious to expand our current exploration contract in order to confirm the extension of these geological structures. So far, all indications point to another significant gold occurrence in this highly productive mining district.”

To advance the Kalemela Gold Project, Lake Victoria Mining Company is preparing for additional geophysics, soil and rock sampling, trenching and drilling which will include these licenses.

Under the terms of the Option agreement, LVCA will make cash payments and issue common shares to Geo Can and must complete three years of annual minimum exploration expenditures on the Property.

In addition to the Option, LVCA will have granted by Geo Can, a “Remaining Interest Option” that provides LVCA the ability by means of a second and third option to acquire up to 100% interest in and to the two additional gold prospecting licenses, while Geo Can retains a Net Smelter Royalty (NSR).

About the Company

Lake Victoria Mining Company, Inc. is working to create another gold mine in the world famous Lake Victoria Greenstone Belt, Tanzania, East Africa. Tanzania produced 1.75 million troy ounces of gold during 2007 and is the 3rd largest gold producer in Africa behind South Africa and Ghana. Lake Victoria Mining Company, Inc. currently holds an eighty percent ownership interest in the Kalemela Gold Project along with Geo Can Resources Company Limited (Tanzania) a subsidiary of Kilimanjaro Mining Company Inc., of Nevada. Kilimanjaro Mining Company’s website is www.kilimanjarominingcompany.com

Additional information regarding the Company is available on the corporate website at: www.lakevictoriaminingcompany.com or by contacting:

Lake Victoria Mining Company, Inc.
President - Dr. Roger A. Newell
Phone: 303 -586-1390
Email: info@lvcamining.com

Disclaimer
This news release may contain forward looking statements, relating to the Company's operations or the environment in which it operates, which are based on Lake Victoria Mining Company, Inc.'s operations, estimates, forecasts and projections. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, and/or beyond Lake Victoria Mining Company, Inc.'s control. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, readers should not place undue reliance on such forward-looking statements. Lake Victoria Mining Company, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.